EXHIBIT NO. 99.(d) 2

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, dated this 7th day of November, 2007, by and among MFS SERIES TRUST XV, a Massachusetts business trust (“Trust”), on behalf of its series, MFS Diversified Target Return Fund (the “Fund”), MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the “Adviser”) and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC., a Delaware corporation (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated November 7, 2007 with the Trust, an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), on behalf of the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Adviser desire to retain the Sub-Adviser to render investment advice with respect to a discrete portion of the Fund’s portfolio in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT AND RESPONSIBILITIES OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser with the responsibility to act as an investment adviser with full investment discretion solely with respect to a discrete portion of the Fund’s portfolio, namely to implement a derivatives strategy for the Fund (the “Managed Portion”) as more fully described in the Fund’s Prospectus and

SAI (as hereinafter defined), subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2. ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and shall not be responsible for any functions or responsibilities incident to the role of a custodian, including safekeeping of assets, collection of income and settlement of transactions.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As investment sub-adviser to the Managed Portion of the Fund, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Managed Portion and determine the composition of the assets of the Managed Portion, subject always to the supervision and oversight of the Adviser and the Trustees of the Trust. Subject to the supervision and oversight of the Adviser and the Trustees of the Trust, the Sub-Adviser will have sole investment discretion over transactions to be effected for the Managed Portion and will not serve as investment adviser with respect to any portion of the Fund which is not the Managed Portion.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, resulting in investments which are included in the Managed Portion or are under consideration for inclusion in the Managed Portion;

(ii) formulate and implement a continuous investment program for the Managed Portion;

(iii) take whatever steps are necessary to implement the investment program for the Managed Portion by arranging, subject to Section 3F, for the purchase and sale of securities, futures, derivative instruments and other investments, including managing the maintenance of margin and/or collateral associated with investments that are accompanied by margin and/or collateral requirements and issuing directives to the administrator of the Fund as necessary for the appropriate implementation of the investment program of the Managed Portion;

(iv) keep the Trustees of the Trust and the Adviser fully informed in writing at such times and in such manner as the Adviser shall reasonably request of all material facts concerning (a) the investment and reinvestment of the assets in the Managed Portion, and (b) the Sub-Adviser and its key investment personnel and operations;

(v) make regular and periodic special written reports of such additional information concerning the foregoing as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(vi) provide the Adviser reasonable access to the Sub-Adviser’s records in connection with the services provided hereunder; provided however, that access to records of the Sub-Adviser containing information about other clients of the Sub-Adviser (which shall be kept separate from Fund records) shall exclude information regarding the identity of other clients of the Sub-Adviser;

(vii) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide reasonable assistance in obtaining market quotations or determining the fair value of all securities and other investments/assets in the Managed Portion, upon the reasonable request of the Adviser, including using reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Managed Portion for which market prices are not readily available;

(viii) provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Managed Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Managed Portion that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Fund or its agent;

(ix) cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Adviser or the Board of Trustees of the Trust; (vi) the written instructions of the Adviser; and (vi) other written materials mutually agreed upon by the Adviser and the Sub-Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees or the Adviser.

D. In furnishing services hereunder, the Sub-Adviser will not consult concerning transactions (in securities or other assets) entered into or proposed to be entered into for the Fund with any other sub-adviser to (i) the Fund, (ii) any other Fund of the Trust or (iii) any other investment company holding itself out to investors as a related company to the Trust for purposes of investment or investor services. (Nothing in this Section D shall be deemed to prohibit the Sub-Adviser from consulting with any of the other sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act. In addition, nothing herein shall be deemed to prohibit the Adviser and the Sub-Adviser from consulting with each other concerning transactions for the Fund in securities or other assets.)

E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

F. The Sub-Adviser will select brokers, dealers, futures commission merchants or counterparties (“broker-dealers”) to effect all portfolio transactions for the Managed Portion subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with broker-dealers (including, subject to the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund, any broker-dealer affiliated with the Sub-Adviser), and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with the Sub-Adviser’s written policies, practices or procedures that have been approved by the Board of Trustees and the Adviser and (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Managed Portion “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio investments of the Managed Portion be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and subject to the internal policies of the Adviser concerning “soft dollars” in effect from time to time, cause the Fund to pay a broker-dealer that provides brokerage or research services to the Adviser, the Sub-Adviser and the Fund an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Managed Portion or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Adviser may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when the Sub-Adviser deems the purchase or sale of an investment to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the investments to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

I. The Sub-Adviser will maintain all accounts, books and records with respect to the Managed Portion required by sub-paragraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act (or any successor provisions thereto) (collectively, “Rule 31a-1 Records”) and as are required of an investment adviser of a registered investment company pursuant to the Advisers Act and the rules thereunder (collectively “Advisers Act Records”), shall preserve for the periods described by Rule 31a-2 under the Investment Company Act all Rule 31a-1 Records, shall preserve for the periods described by the Advisers Act and rules thereunder all Advisers Act Records, and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Sub-Adviser will, solely to the extent so directed by the Adviser or the Board of Trustees in writing, exercise all rights of security holders with respect to securities held by the Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

K. The Sub-Adviser shall be subject to the MFS Funds Board Portfolio Holdings Disclosure Policy (“Portfolio Holdings Policy”), as may be amended from time to time and provided to the Sub-Adviser, in connection with the disclosure of portfolio holdings information for the Fund. In complying with the Portfolio Holdings Policy with respect to any selective disclosure of portfolio holdings of the Fund, the Sub-Adviser agrees to enter into written confidentiality agreements with third parties in compliance with applicable law (including only under circumstances where legitimate business purposes for the selective disclosure exist and where the recipients of the selective disclosure are subject to a duty of confidentiality, including a duty not to trade on non-public information). The Sub-Adviser agrees to provide an annual certification with respect to compliance with the Portfolio Holdings Policy.

4. COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser an advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the tenth day of each month; however, this advisory fee will be calculated daily for the Fund based on the net assets of the Fund on each day and accrued on a daily basis. The Fund shall have no responsibility for any fee payable to the Sub-Adviser. The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s Prospectus and SAI. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. In the event that the fee paid to the Adviser for managing the Fund is reduced by regulatory authorities or the Board of Trustees for any reason whatsoever, the fee hereunder shall be subject to the same percentage reduction.

5. LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, directors or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser, the Trust or the Fund as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, (ii) the Sub-Adviser being in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Registration Statement on Form N-1A or any written guidelines or instruction provided in writing by the Board of Trustees or the Adviser, (iii) the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code by reason of any action or omission of the Sub-Adviser, unless acting at the direction of the Adviser, (iv) the Fund being in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Registration Statement or any written guidelines or instruction provided in writing by the Board of Trustees or the Adviser, by reason of any action or omission of the Sub-Adviser, or (v) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein (collectively, “Sub-Adviser Culpable Conduct”).

B. The Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and controlling persons, if any (collectively, the “Sub-Adviser Indemnitees”), from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on any violation by the Adviser or the Trust of any applicable law, rule or regulation, or any provision of this Agreement (collectively, “Losses”), provided, however, that the Adviser shall not be required to indemnify or hold harmless any Sub-Adviser Indemnitee against any Losses other than those arising out of or based on the willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser (collectively, “Adviser Culpable Conduct”), and provided, further, that the Adviser shall not be required to indemnify or hold harmless any Sub-Adviser Indemnitee against any Losses arising out of or based on Adviser Culpable Conduct if and to the extent that such Losses would not have occurred absent Sub-Adviser Culpable Conduct.

6. REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the president, Chief Operating Officer, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

C. The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

D. The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

E. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage, as well as fidelity bond coverage. The Sub-Adviser shall provide prior written notice to the Adviser (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any claim is paid by or on behalf of the Sub-Adviser under its insurance policies in excess of $5 million. Furthermore, it shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance (i.e., certificates of insurance evidencing coverage).

F. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

G. The Adviser consents to the Sub-Adviser’s asset management affiliates within the UBS Global Asset Management Business Group of UBS AG providing research, financial analysis, order placement and other investment management services for the Managed Portion which otherwise could be performed by the Sub-Adviser hereunder to the extent permitted by the federal securities laws, the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, as the same may be interpreted by the staff of the SEC from time to time; provided, however, that no in no case shall such delegation relieve the Sub-Adviser of any of its obligations hereunder, nor shall the Adviser be responsible for additional fees or expenses hereunder as a result. To the extent such delegation occurs, references to the Sub-Adviser herein shall be deemed to include references to its affiliates. The Sub-Adviser shall ensure that sufficient and competent investment management, administrative and compliance staff experienced in managing accounts similar to the Fund shall have charge at all times of the conduct of, and shall maintain close supervision of, the investment and management of the Managed Portion. For the avoidance of doubt, the Sub-Adviser shall ensure that any affiliate or third party to whom its duties have been delegated, shall comply with the foregoing; nothing herein shall imply that the Fund or the Adviser consents to any assignment of some or all of the Sub-Adviser’s responsibilities hereunder.

H. The Sub-Adviser shall act honestly, in good faith and in the best interests of the Fund including requiring any of its personnel with knowledge of the Fund’s activities to place the interest of the Fund first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund.

I. The Sub-Adviser has reviewed and will in the future review, the Registration Statement, and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of the Fund provided to the Sub-Adviser by the Adviser or the Trust (collectively the “Disclosure Documents”) and represents and warrants that with respect to disclosure about the Sub-Adviser, the manner in which the Managed Portion is managed or information relating directly or indirectly to the Sub-Adviser or the Managed Portion (collectively, the “Sub-Adviser Information”), such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

J. With respect to those activities that it performs for or on behalf of the Fund, the Sub-Adviser has adopted policies and procedures reasonably designed to prevent the Fund from violating the “Federal Securities Laws”, as such term is defined in Rule 38a-1 under the 1940 Act;

K. The Sub-Adviser shall provide, upon reasonable request of the Fund, all reports and assistance regarding:

(i) the adequacy of its policies and procedures; and

(ii) the effectiveness of their implementation.

L. The Sub-Adviser shall promptly notify the Fund regarding:

(i) any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph K of this Section 6;

(ii) any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph K of this Section 6; and

(iii) each (A) material violation of the Federal Securities Laws by the Sub-Adviser; (B) material violation by the Sub-Adviser of the Sub-Adviser’s, the Fund’s or the Adviser’s policies and procedures to the extent the Board would reasonably need to know to oversee the Fund’s compliance with the Federal Securities Laws and its own policies and procedures; and (C) known weakness in the design or implementation of the Sub-Adviser’s policies and procedures.

7. NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free, subject to limitations in any other agreement between the Adviser and the Sub-Adviser, to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that, subject to limitations in any other agreement between the Adviser and the Sub-Adviser or such persons, the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

8. REGULATION

The Sub-Adviser shall furnish to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations. The Sub-Adviser shall promptly inform the Adviser of any routine (conducted on a periodic basis) or cause (conducted when there is reason to believe there is a problem at the Sub-Adviser) regulatory examination or investigation of the Sub-Adviser, shall inform the Adviser in due course of any sweep (special reviews focusing on a single issue) regulatory examination or investigation to which the Sub-Adviser becomes subject, and promptly supply the Adviser with a copy of any written correspondence from the regulatory or investigatory body and the Sub-Adviser’s responses thereto, if any, and any additional information reasonably requested by the Adviser that the Adviser represents is material to the Adviser’s understanding of the subject matter of such examination or investigation.

9. RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain copies of any such records that are required by law or regulation.

10. CONFIDENTIALITY.

The Adviser and the Sub-Adviser shall keep confidential any and all materials and information furnished by the other party in connection with this Agreement or otherwise obtained in connection with the non-disclosing party’s duties hereunder and shall not disclose any such information or advice to third parties except as otherwise contemplated herein. The parties agree that the provisions of this section shall not apply to any information that is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; (d) expressly required or requested by applicable federal or state regulatory authorities; (e) required to be disclosed under applicable law, regulatory inquiry or judicial process; or (f) otherwise publicly available through no fault or breach by the receiving party.

11. DURATION OF AGREEMENT

This Agreement shall become effective upon the date of its execution and will continue for an initial period of two years from the effective date, unless sooner terminated as provided in Section 12. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

12. TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act or the rules or regulations thereunder, as the same may be interpreted by the staff of the SEC, from time to time), (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act or the rules or regulations thereunder, as the same may be interpreted by the staff of the SEC, from time to time) or (iii) terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

13. USE OF THE SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

14. AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. To the extent such amendment is non-material, this Agreement may be amended by mutual consent of the parties.

15. ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act or the rules or regulations thereunder, as the same may be interpreted by the staff of the SEC, from time to time) of this Agreement made by the Sub-Adviser without the prior written consent of the Trust and/or the Adviser shall result in the automatic termination of this Agreement, as provided in Section 12 hereof.

16. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

17. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For: MASSACHUSETTS FINANCIAL SERVICES COMPANY

Mark N. Polebaum, Executive Vice President and General Counsel
500 Boylston Street
Boston, Massachusetts 02116

For:	MFS Series Trust XV
Susan Newton, Assistant Secretary
500 Boylston Street
Boston, Massachusetts 02116

For:	UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
One North Wacker Drive
Chicago, IL 60606
Attn: Legal Department

19. SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20. TRUST AND SHAREHOLDER LIABILITY

A copy of the Trust Declaration is on file with the Secretary of State of the Commonwealth of Massachusetts. Each of the Adviser and the Sub-Adviser acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. Each of the Adviser and the Sub-Adviser further acknowledges that the assets and liabilities of the Fund are separate and distinct from the assets and liabilities of any other Fund of the Trust and that the obligations of or arising out of this Agreement concerning the Fund or class thereof are binding solely upon the assets or property of the Fund or class thereof and not upon the assets or property of any other Fund, or, as appropriate, any other class of such Fund.

21. GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof, except that questions of interpretation shall be resolved in accordance with the provisions of Section 22 below.

22. INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act (including specifically the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “control”, “assignment,” and “affiliated persons,”) shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act as the same may be interpreted by the SEC or its staff. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

MASSACHUSETTS FINANCIAL SERVICES COMPANY		UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	ROBERT J. MANNING	By:
Name:	Robert J. Manning	Name:
Title:	Chief Executive Officer	Title:

MFS SERIES TRUST XV, on behalf of the MFS Diversified Target Return Fund

By:	SUSAN S. NEWTON
Name:	Susan S. Newton
Title:	Assistant Secretary and Assistant Clerk

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund	Annual Sub-Advisory Fee

MFS Diversified Target Return Fund

0.28% of the Fund’s average daily net assets up to $1 billion;

0.185% of the Fund’s average daily net assets from $1 billion to $2.5 billion;

0.16% of the Fund’s average daily net assets in excess of $2.5 billion